EXHIBIT 10.2
SEVERANCE AGREEMENT
This Severance Agreement (“Agreement”) is made by and between Neal B. Soderquist, an individual (“Soderquist”), and Professional Veterinary Products, Ltd., a Nebraska corporation (“PVPL”).
               WHEREAS, Soderquist has been employed by PVPL, and Soderquist’s employment terminated on April 10, 2009; and
               WHEREAS, PVPL has agreed to provide Soderquist with severance pay to which he would not otherwise be entitled; and in return, Soderquist has agreed to release PVPL and others from any and all claims under the terms and conditions set forth below;
               NOW THEREFORE, the parties agree as follows:
1.	Severance Benefits. In consideration for the releases and agreements by Soderquist herein, and in addition to his usual pay and benefits through his last day of employment at PVPL,
a.	PVPL shall pay to Soderquist severance pay in the form of continued salary at Soderquist’s base rate of pay on his last day of work, for a period of forty-eight (48) weeks, less FICA, federal and state income tax and payroll tax withholding as required by law, and all other deductions required by law or authorized in writing by Soderquist.

b.	PVP shall pay premiums at the same rate as existing employees for Soderquist’s medical/vision and dental insurance for the period of forty-eight (48) weeks provided Soderquist elects continued insurance coverage under PVPL’s employee health insurance plan pursuant to COBRA and remains on COBRA coverage through such period.

c.	PVP shall pay a maximum of six thousand five hundred dollars ($6500) toward outplacement services through the provider of Soderquist’s choice as long as the use of the outplacement services begins before August 1, 2009.
          2. Release. In consideration for the severance benefits provided by PVPL to Soderquist as set forth above, Soderquist waives, releases and discharges any and all claims, demands, suits, causes of action, damages or liabilities in law or in equity which he has or may have as of the Effective Date of this Agreement with PVPL, whether asserted or unasserted, known or unknown, including but not limited to any and all matters arising out of or in connection with Soderquist’s employment and termination from employment by PVPL, whether such matters arise under federal, state, local, or common law, and including without limitation any claims or causes of action under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Pregnancy Discrimination Act, the Family and Medical Leave Act,

the Fair Labor Standards Act, the Equal Pay Act, ERISA, the Nebraska Fair Employment Practice Act, the Nebraska Act Prohibiting Unjust Discrimination in Employment Because of Age, the Pennsylvania Human Relations Act; the Codified Ordinances of the City of York, Pennsylvania, and all other federal, state, local, and common laws, whether or not specifically listed herein, and including without limitation all claims or causes of action alleging discrimination based on age, gender, race, religion, disability, national origin, marital status, or any other category protected by law, retaliation, wrongful discharge, breach of contract, breach of an alleged covenant of good faith and fair dealing, fraud, misrepresentation, breach of fiduciary duty, breach of trust, negligent or intentional infliction of emotional distress, defamation, invasion of privacy, violation of public policy, and nonpayment of wages or benefits in any form. It is Soderquist’s intent hereby to fully and forever eliminate all employment-related claims against PVPL, and this Agreement shall be broadly construed to that end. Soderquist acknowledges and agrees that the releases contained in this paragraph and the cooperation/non-disparagement provisions of the following paragraph shall run in favor of all parties who are related to or affiliated with PVPL, including but not limited to affiliated organizations, if any, and all of its and their past and present owners, members, shareholders, officers, directors, trustees, employees, independent contractors, agents, attorneys, and their heirs, successors and/or assigns, whether acting in their individual capacity or otherwise, as well as their insurers and their affiliates. This shall not include a waiver of any claims of breach of this Agreement, or a waiver of any claims to benefits in which Soderquist is vested as of his last day of employment under the terms of any PVPL benefit plans.
          3. Cooperation and Non-Disparagement. As additional consideration for the severance pay provided by PVPL, Soderquist covenants and agrees that following the Effective Date of this Agreement, Soderquist shall (i) fully cooperate with PVPL, upon request, in connection with the defense or resolution of any legal actions, claims, government proceedings, or other legal or regulatory proceedings involving matters of which Soderquist has knowledge as a result of his prior employment by PVPL, and (ii) not make any public statements about PVPL, orally or in writing, which are intended to be or which could reasonably be construed to be disparaging or detrimental to PVPL’s business reputation or legitimate business interests.
          4. Confidentiality. The parties agree that they shall not discuss or make public the existence or terms of this Agreement, or the existence or amount of the payment to Soderquist as provided in this Agreement, at any time or to any person, or provide or allow to be provided to any person a copy of this Agreement, with the sole exceptions of reasonably necessary communications (1) between Soderquist and his immediate family, attorney, accountant or tax preparer, (2) among officers, employees or agents of PVPL and affiliated companies with a legitimate need therefore, or (3) as otherwise required by law.
          5. Post-Employment Solicitation. For a period of one (1) year Soderquist will not solicit (on behalf of any individual or entity) for employment any then current employee of PVPL with whom Soderquist actually worked and had personal contact while employed by PVPL, except to the extent such solicitation for employment is for an enterprise that is not competitive with the business, products or services that Soderquist offered or provided on behalf of PVPL and cannot adversely affect PVPL’s relationship or volume of business with its customers. Soderquist specifically acknowledges, without limitation, that any employee who was employed at PVPL’s facility at which Soderquist’s primary office was located, and who worked at such facility while Soderquist was employed by PVPL, should be considered an “employee of PVPL with whom Soderquist actually worked and had personal contact while employed by PVPL,” unless Soderquist can prove otherwise. Soderquist further specifically acknowledges that this restriction is necessary and reasonable for the protection of PVPL’s customer goodwill, and that it will not prevent Soderquist from being gainfully employed following termination of employment with PVPL because Soderquist will be free to engage in any occupation, and even to solicit PVPL’s employees, as long as Soderquist honors the restrictions contained in this paragraph concerning contact with certain of PVPL’s employees.
          6. Informed Agreement and Release. Soderquist represents and acknowledges that he has read, understands and agrees with all of the terms and conditions of this Agreement; that he has had a reasonable time to consider and reflect upon the contents hereof; and that he is advised that he may consult with legal counsel (at his own expense) before signing this Agreement and represents and acknowledges that he has had the opportunity to do so. Soderquist also represents and acknowledges that he shall be fully bound by all of the terms of this Agreement; that he may take up to twenty-one (21) days to consider this Agreement before deciding whether to sign; that the “Effective Date” of this Agreement shall not be until the eighth (8th) day after its execution; and that before such Effective Date, either Soderquist or PVPL may revoke this Agreement by actually delivering written notice of revocation to the other party. Any notices to PVPL must be delivered to its Chief Executive Officer.
          7. Miscellaneous. Soderquist acknowledges that this Agreement shall be binding upon Soderquist and his spouse, children, wards, successors, heirs, representatives, assigns, and attorneys-in-fact. This Agreement shall be construed under applicable federal laws and the laws of the State of Nebraska. This Agreement shall not be altered or amended except in writing. The foregoing constitutes the entire agreement of the parties as to the subject matter hereof.

Neal B. Soderquist

Signed:	/s/ Neal B. Soderquist	Date:	04/01/09

PROFESSIONAL VETERINARY PRODUCTS, LTD.

By:	/s/ Chris McGonigle	Date:	04/01/09
Title:	Vice President of People

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